Exhibit 99.1

For Immediate Release

Contact: Scott Howat

Director of Global

Communications

Affinia Group Inc.

(734) 827-5421

AFFINIA REPORTS SOLID FINANCIAL RESULTS FOR THE

FOURTH QUARTER AND FULL YEAR 2013

•	Full year 2013 net sales up 8.1% versus 2012 with fourth quarter sales up 12.3%

•	Record sales for the Filtration segment in 2013 exceeding $900 million

•	2013 cash from operations of $99 million at highest level since 2005

ANN ARBOR, MICHIGAN, March 13, 2014 – Affinia Group Inc. (“Affinia”), an innovative global leader in the design, manufacture, distribution and marketing of industrial grade products and services, today reported its financial results for the fourth quarter and full year ended December 31, 2013.

As announced earlier, the Company agreed to sell its Chassis business pending satisfaction of customary closing conditions. As a result, the financial results of the Chassis business are reflected as a component of discontinued operations.

Fourth Quarter

On a currency adjusted basis, net sales for the fourth quarter of 2013 improved by 18% or $54 million over the same period in 2012. As reported, net sales were $338 million for the fourth quarter of 2013 compared with $301 million for the same period last year. The $37 million period-over-period increase was primarily the result of increased sales within both the Filtration and Affinia South America segments, partially offset by $17 million in unfavorable foreign currency translation, largely due to a weaker Brazilian Real.

Terry McCormack, President and Chief Executive Officer, commented, “We are pleased to report strong fourth quarter sales growth compared to the prior year. Both the Filtration segment and Affinia South America segment posted double digit sales growth in the fourth quarter. Our Filtration segment achieved record sales in 2013 and we are positioned very well as we head into 2014. Although I will be retiring on March 31, I look forward to following the continued success of Affinia and wish Keith Wilson well in his new role as CEO.”

Gross profit for the fourth quarter of 2013 increased by $7 million to $79 million compared with $72 million in the fourth quarter of 2012. The increase was attributable to higher sales in both the Filtration and Affinia South America segments partially offset by unfavorable currency translation, primarily in the Affinia South America segment.

The Company reported net income of $7 million in the fourth quarter of 2013 compared to a net loss of $81 million in the fourth quarter of 2012. The improvement is due to net income from discontinued operations compared to a significant loss in the prior year and higher income from continuing operations.

Adjusted EBITDA was $36 million for the fourth quarter of 2013 compared to $35 million in the corresponding period in the prior year.

On a segment basis, adjusted EBITDA for the Filtration segment was $33 million in the fourth quarter of 2013 compared to $30 million in the corresponding period in the prior year. Adjusted EBITDA for the Affinia South America segment was $13 million in the fourth quarter of 2013 compared to $9 million in the corresponding period in the prior year.

Cash provided by operations was $30 million in the fourth quarter compared to $9 million in the corresponding period of the prior year.

Full Year 2013

On a currency adjusted basis, net sales for the year ended December 31, 2013 improved by 13% or $161 million over the same period in 2012. As reported, net sales were $1,361 million for the full year 2013 compared with $1,259 million for the same period in 2012. The $102 million period-over-period increase in sales was the result of increased sales within the Filtration and Affinia South America segments, partially offset by $59 million in unfavorable foreign currency translation, largely due to a weaker Brazilian Real.

Gross profit for the year ended December 31, 2013 was $318 million compared to $292 million for the same period in 2012. Gross margin was 23% in both 2013 and 2012. The increase in gross profit was mainly due to the increase in sales volume and a decrease in material and manufacturing costs, partially offset by unfavorable currency translation effects.

Net income increased $113 million for the year ended December 31, 2013 to $10 million in comparison to a net loss of $103 million in the corresponding period in 2012 due mainly to higher results from discontinued operations, net of tax, and increased earnings from the Filtration and Affinia South America segments. This increase was partially offset by $27 million of charges associated with the company’s debt refinancing in the second quarter of 2013 and an $11 million charge associated with the settlement of a legal claim.

Adjusted EBITDA was $162 million for the year ended December 31, 2013 compared to $145 million in the corresponding period in the prior year.

On a segment basis, adjusted EBITDA for the Filtration segment was $145 million for the year ended December 31, 2013 compared to $135 million in the prior year. Adjusted EBITDA for the Affinia South America segment was $41 million for the year ended December 31, 2013 compared to $36 million in the prior year.

Cash provided by operations, which includes cash flows associated with discontinued operations, was $99 million in the year ended December 31, 2013 compared to $97 million in the same period in 2012.

“We experienced strong cash flows in the fourth quarter of 2013 with operating cash flows of $30 million compared to $9 million in the fourth quarter of 2012. We currently anticipate using cash on hand and some of the cash proceeds from the announced sale of the Chassis business to further reduce outstanding debt in 2014. With our Filtration and Affinia South America segments delivering on their growth strategies, we believe that we are well positioned to continue to generate free cash flow and make strides in lowering our debt levels in the future,” stated Steven Klueg, Senior Vice President and Chief Financial Officer.

Non-GAAP Financial Information

In addition to the results reported in accordance with accounting principles generally accepted in the United States of America (GAAP) included within this press release, Affinia has provided certain information which is considered non-GAAP financial measures. Such information is reconciled to its closest GAAP measure in accordance with Securities and Exchange Commission rules and is included in the attached supplemental data.

Segment EBITDA, Adjusted Segment EBITDA and Adjusted EBITDA are non-GAAP financial measures. EBITDA is earnings from continuing operations before interest, taxes, depreciation and amortization. EBITDA is calculated by adding back depreciation and amortization and interest expense to income from continuing operations before income tax provision, equity in income (loss), net of tax and non-controlling interest. Adjusted Segment EBITDA and Adjusted EBITDA are defined as EBITDA adjusted for certain items that management believes hinder comparison of the performance of Affinia’s business either period-over-period or with other businesses. Items are excluded from Adjusted Segment EBITDA and Adjusted EBITDA because they are individually or collectively material items and management does not consider them to be representative of the performance of the business during the periods presented. Management believes that these non-GAAP financial measures are useful to both management and its stakeholders in their analysis of the Company’s business and operating performance. Management also uses this information for operational planning and decision-making purposes.

Non-GAAP financial measures are not and should not be considered a substitute for any GAAP measure. Additionally, non-GAAP financial measures as presented by Affinia may not be comparable to similarly titled measures reported by other companies.

In accordance with Securities and Exchange Commission rules, Segment EBITDA, Adjusted Segment EBITDA and Adjusted EBITDA are reconciled to its closest GAAP measure, which is income from continuing operations before income tax provision, equity in income (loss), net of tax and noncontrolling interest and is included in the attached supplemental data.

Affinia Group Intermediate Holdings Inc.

Consolidated Statements of Operations

(Dollars in millions)	Three Months Ended December 31, 2012	Three Months Ended December 31, 2013	Year Ended December 31, 2012	Year Ended December 31, 2013
Net sales	$301	$338	$1,259	$1,361
Cost of sales	(229)	(259)	(967)	(1,043)

Gross profit	72	79	292	318
Selling, general and administrative expenses	(44)	(57)	(172)	(200)

Operating profit	28	22	120	118
Loss on extinguishment of debt	—	—	(1)	(15)
Other income (loss), net	—	1	3	(1)
Interest expense	(15)	(15)	(63)	(73)

Income from continuing operations before income tax provision, equity in income (loss), net of tax and noncontrolling interest	13	8	59	29
Income tax provision	(24)	(6)	(45)	(22)
Equity in income (loss), net of tax	—	—	1	(2)

Net income (loss) from continuing operations	(11)	2	15	5
Income (loss) from discontinued operations, net of tax	(70)	5	(117)	5

Net income (loss)	(81)	7	(102)	10
Less: net income attributable to noncontrolling interest, net of tax	—	—	1	—

Net income (loss) attributable to the Company	$(81)	$7	$(103)	$10

Affinia Group Intermediate Holdings Inc.

Consolidated Balance Sheets

(Dollars in millions)	December 31, 2012	December 31, 2013
Assets
Current assets:
Cash and cash equivalents	$51	$101
Trade accounts receivable, less allowances of $3 million for 2012 and $2 million for 2013	163	141
Inventories, net	304	221
Current deferred taxes	13	39
Prepaid taxes	30	29
Other current assets	22	32
Current assets of discontinued operations	—	141

Total current assets	583	704
Property, plant, and equipment, net	119	123
Goodwill	24	3
Other intangible assets, net	88	60
Deferred financing costs	15	18
Deferred income taxes	106	80
Investments and other assets	25	21

Total assets	$960	$1,009

Liabilities and shareholder’s equity (deficit)
Current liabilities:
Accounts payable	$143	$121
Notes payable	23	23
Current maturities of long-term debt	—	7
Other accrued expenses	68	78
Accrued payroll and employee benefits	17	19
Current liabilities of discontinued operations	—	31

Total current liabilities	251	279
Long-term debt, net of current maturities	546	907
Deferred employee benefits and other noncurrent liabilities	12	24

Total liabilities	809	1,210

Contingencies and commitments
Shareholder’s equity (deficit):
Common stock, $.01 par value, 1,000 shares authorized, issued and outstanding	—	—
Additional paid-in capital	455	456
Accumulated deficit	(296)	(638)
Accumulated other comprehensive loss	(9)	(20)

Total shareholder’s equity (deficit) of the Company	150	(202)
Noncontrolling interest in consolidated subsidiaries	1	1

Total shareholder’s equity (deficit)	151	(201)

Total liabilities and shareholder’s equity (deficit)	$960	$1,009

Affinia Group Intermediate Holdings Inc.

Consolidated Statements of Cash Flows

(Dollars in millions)	Year Ended December 31, 2012	Year Ended December 31, 2013
Operating activities
Net income (loss)	$(102)	$10
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	24	22
Impairment of assets in discontinued operations	86	—
Stock-based compensation	—	1
Loss on extinguishment of debt	1	15
Write-off of unamortized deferred financing costs	—	8
Write-off of original issue discount on Subordinated notes	—	1
Provision for deferred income taxes	—	26
Change in trade accounts receivable	23	6
Change in inventories	(22)	(3)
Change in other current operating assets	39	(43)
Change in other current operating liabilities	38	24
Change in other	10	32

Net cash provided by operating activities	97	99
Investing activities
Proceeds from sales of assets	4	—
Investments in companies, net of cash acquired	—	(1)
Change in restricted cash	—	—
Additions to property, plant, and equipment	(27)	(31)
Other investing activities	—	—

Net cash used in investing activities	(23)	(32)
Financing activities
Net decrease in other short-term debt	(4)	—
Payments of other debt	(2)	—
Proceeds from other debt	—	—
Net proceeds from (payments of) ABL Revolver	(110)	—
Repayment on Secured Notes	(23)	(195)
Repayment on Subordinated Notes	—	(367)
Dividend to Shareholder	—	(352)
Repayment of Term Loans	—	(3)
Capital contribution	—	—
Proceeds from BPI’s new credit facility	76	—
Cash related to the deconsolidation of BPI	(11)	—
Payment of deferred financing costs	(1)	(15)
Proceeds from Term Loans	—	667
Proceeds from Senior Notes	—	250
Purchase of noncontrolling interest	(3)	—

Net cash provided by (used in) financing activities	(78)	(15)
Effect of exchange rates on cash	1	(2)
Increase (decrease) in cash and cash equivalents	(3)	50
Cash and cash equivalents at beginning of the period	54	51

Cash and cash equivalents at end of the period	$51	$101

Supplemental cash flows information
Cash paid during the period for:
Interest	$59	$64
Income taxes	$21	$20
Noncash investing and financing activities:
Additions to property, plant and equipment included in accounts payable	$1	$—

Affinia Group Intermediate Holdings Inc.

Segment Information

The following tables provide the components of operating profit by segment, as well as for corporate, eliminations and other and Affinia Group Intermediate Holdings Inc. on a consolidated basis:

(dollars in millions)

	Three Months Ended
		December 31, 2012				December 31, 2013
	Filtration	Affinia South America	Corporate/ Elims/Other	Affinia Group Intermediate Holdings Inc.	Filtration	Affinia South America	Corporate/ Elims/Other	Affinia Group Intermediate Holdings Inc.
Net sales	199	102	—	301	224	114	—	338
Cost of sales	(148)	(81)	—	(229)	(170)	(89)	—	(259)

Gross margin	51	21	—	71	54	25	—	79
Selling, general and administrative expenses	(23)	(13)	(8)	(44)	(26)	(14)	(17)	(57)

Operating Profit	28	8	(8)	28	28	11	(17)	22

	Year Ended
		December 31, 2012				December 31, 2013
	Filtration	Affinia South America	Corporate/ Elims/Other	Affinia Group Intermediate Holdings Inc.	Filtration	Affinia South America	Corporate/ Elims/Other	Affinia Group Intermediate Holdings Inc.
Net sales	831	430	(2)	1,259	902	459	—	1,361
Cost of sales	(623)	(343)	(1)	(967)	(676)	(365)	(2)	(1,043)

Gross margin	208	87	(3)	292	226	94	(2)	318
Selling, general and administrative expenses	(86)	(55)	(31)	(172)	(94)	(58)	(48)	(200)

Operating Profit	122	32	(34)	120	132	36	(50)	118

Affinia Group Intermediate Holdings Inc.

Reconciliation of Non-GAAP Measures

The supplemental data presented below is a reconciliation of certain financial measures which are intended to facilitate analysis of Affinia Group Intermediate Holdings Inc. business and operating performance.

Reconciliation of Adjusted EBITDA

(dollars in millions)

	Three Months Ended
		December 31, 2012				December 31, 2013
	Filtration	Affinia South America	Corporate/ Elims/Other	Affinia Group Intermediate Holdings Inc.	Filtration	Affinia South America	Corporate/ Elims/Other	Affinia Group Intermediate Holdings Inc.
Income from continuing operations	26	8	(20)	14	29	12	(33)	8
Depreciation and amortization	4	1	1	6	4	1	—	5
Interest expense	—	—	15	15	—	—	15	15

EBITDA	30	9	(4)	35	33	13	(18)	28
Legal settlement/reserves	—	—	—	—	—	—	1	1
Executive compensation	—	—	—	—	—	—	5	5
Restructuring	—	—	—	—	—	—	4	4
Other	—	—	—	—	—	—	(2)	(2)

Adjusted EBITDA	30	9	(4)	35	33	13	(10)	36

	Year Ended
		December 31, 2012				December 31, 2013
	Filtration	Affinia South America	Corporate/ Elims/Other	Affinia Group Intermediate Holdings Inc.	Filtration	Affinia South America	Corporate/ Elims/Other	Affinia Group Intermediate Holdings Inc.
Income from continuing operations	119	33	(93)	59	127	37	(135)	29
Depreciation and amortization	14	3	5	22	15	3	3	21
Interest expense	—	—	63	63	—	—	73	73

EBITDA	133	36	(25)	144	142	40	(59)	123
Loss on extinguishment of debt	—	—	—	—	—	—	15	15
Legal settlement/reserves	—	—	—	—	1	1	11	13
Executive compensation	—	—	—	—	—	—	5	5
Currency devaluation	2	—	—	2	2	—	—	2
Restructuring	—	—	1	1	—	—	6	6
Other	—	—	(2)	(2)	—	—	(2)	(2)

Adjusted EBITDA	135	36	(26)	145	145	41	(24)	162

Conference Call

Affinia Group will hold a conference call and webcast to discuss its results on Friday, March 14, 2014 at 11:00 a.m. Eastern Time.

To participate in the webcast, visit Affinia’s web site, www.affiniagroup.com, and click on the webcast link. To participate in the conference call, dial (866) 515-2907 within the United States and Canada or (617) 399-5121 for international callers and enter participant code 56535244. A replay of the call will be available shortly after the live conference ends.

Affinia Group Inc. is an innovative global leader in the design, manufacture, distribution and marketing of industrial grade products and services, including extensive offerings of aftermarket parts for automotive and heavy-duty vehicles. With approximately $1.4 billion in annual revenue, Affinia has operations in North and South America, Europe, and Asia. For more information, visit www.affiniagroup.com.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). These forward-looking statements may include comments concerning our plans, objectives, goals, strategies, future events, future revenue or performance, capital expenditures, financing needs, plans or intentions relating to acquisitions, business trends and other information that is not historical. When used in this release, the words “anticipates,” “believes,” “estimates,” “expects,” “forecasts,” “intends,” “plans,” “projects,” or future or conditional verbs, such as “could,” “may,” “should,” or “will,” and variations of such words or similar expressions are intended to identify forward-looking statements. All forward-looking statements, including, without limitation, management’s examination of historical operating trends and data are based upon our current expectations and various assumptions. Our expectations, beliefs and projections are expressed in good faith and we believe there is a reasonable basis for them. However, there is no assurance that these expectations, beliefs and projections will be achieved. For a more detailed discussion of these risks and uncertainties, see Part I, “Item 1A. Risk Factors” in our Annual Report on form 10-K for the year ended December 31, 2013. With respect to all forward-looking statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

There are a number of risks and uncertainties that could cause our actual results to differ materially from the forward-looking statements contained in this release. Such risks, uncertainties and other important factors include, among others, domestic and global economic conditions and the resulting impact on the availability and cost of credit; financial viability of key customers and key suppliers; our dependence on our largest customers; increased crude oil and gasoline prices and resulting reductions in global demand for the use of automobiles; the shift in demand from premium to economy products; pricing and pressures from imports; increasing costs for manufactured components, raw materials and energy; the expansion of return policies or the extension of payment terms; risks associated with our non-U.S. operations; risks related to our receivables factoring arrangements; product liability and warranty and recall claims brought against us; reduced inventory levels by our distributors resulting from consolidation and increased efficiency; environmental and automotive safety regulations; the availability of raw materials, manufactured components or equipment from our suppliers; challenges to our intellectual property portfolio; our ability to develop improved products; the introduction of improved products and services that extend replacement cycles otherwise reduce demand for our products; our ability to achieve cost savings from our restructuring plans; our ability to successfully effect dispositions of existing lines of business; our ability to successfully combine our operations with any businesses we have acquired or may acquire; risk of impairment charges to our long-lived assets; risk of impairment to intangibles and goodwill; the risk of business disruptions related to a variety of events or conditions including natural and man-made disasters; risks associated with foreign exchange rate fluctuations; risks associated with our expansion into new markets; the impact on our tax rate resulting from the mix of our profits and losses in various jurisdictions; reductions in the value of our deferred tax assets; difficulties in developing, maintaining or upgrading information technology systems; risks associated with doing business in corrupting environments; our ability to effectively transition our corporate office to our Filtration headquarters; our ability to complete the sale of our Chassis group; and our substantial leverage and limitations on flexibility in operating our business contained in our debt agreements. Additionally, there may be other factors that could cause our actual results to differ materially from the forward-looking statements. Our forward–looking statements apply only as of the date of this release or as of the date they were made. We undertake no obligation to update or revise forward-looking statements to reflect events or circumstances that arise after the date made or to reflect the occurrence of unanticipated events.